EX-28.d.4.d.1

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE MUTUAL FUNDS,
NATIONWIDE FUND ADVISORS
AND UBS ASSET MANAGEMENT (AMERICAS) INC. (f/k/a UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.)

Effective July 18, 2011
As Amended October 1, 2022*

Funds of the Trust	Subadvisory Fees
Nationwide Global Sustainable Equity Fund	0.30% on Subadviser Assets up to $250 million; 0.28% on Subadviser Assets of $250 million and more but less than $500 million; and 0.27% on Subadviser Assets of $500 million and more

*As approved at the Board of Trustees Meeting held on September 13-14, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Christopher Graham Name: Christopher Graham Title: VP, CIO

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham Name: Christopher Graham Title: VP, CIO

SUBADVISER
UBS ASSET MANAGEMENT (AMERICAS) INC.

By: /s/ Angela Jones Name: Angela Jones Title: Executive Director

By: /s/ Michael J. Calhoun Name: Michael J. Calhoun Title: Secretary